Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hightimes Holding Corp.

New York, NY

We hereby consent to the use in this joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 filed by Origo Acquisition Corporation of our report dated November 6, 2017, relating to the consolidated financial statements of Trans-High Corporation. for the years ended December 31, 2016 and 2015, and our report dated November 6, 2017, relating to the financial statements of Hightimes Holding Corp for the period from December 2, 2016 (inception date) to December 31, 2016, which are included in that Joint proxy statement/prospectus. Our reports on Trans-High Corporation and Hightimes Holding Corp contain an explanatory paragraph regarding the ability of Trans-High Corporation and Hightimes Holding Corp respectively, to continue as a going concern.

We also consent to the reference to us under the caption “Experts” under the headings “Independent Auditors” in the joint proxy statement/prospectus.

/s/ RBSM LLP

New York, NY

November 13, 2017